Exhibit 99.(b)(i)

Execution Version

JPMORGAN CHASE BANK,
N.A. 383 Madison Avenue
New York, New York 10179

CONFIDENTIAL

January 16, 2024

1011778 B.C. Unlimited Liability Company
130 King Street West,
Toronto, Ontario M5X 1E1
Attention: Matthew Dunnigan

Project Wonderland
Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”, “we”, “our”, “us” or the “Commitment Parties”) that 1011778 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia (“you” or the “Parent Borrower”) intends to enter into transactions pursuant to which it will acquire (the “Acquisition”), directly or indirectly the capital stock of an entity previously identified to us by you as “Wonderland” (the “Target” and, together with the Parent Borrower, New Red Finance, Inc., a Delaware corporation (the “Subsidiary Borrower”, and together with the Parent Borrower, the “Borrowers”), Restaurant Brands International Limited Partnership, a limited partnership organized under the laws of British Columbia (“Holdings”) and the other subsidiaries of Holdings, the “Companies”). You have further advised us that, in connection with the foregoing, the Companies intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Term Sheet”; this commitment letter, the Transaction Description, the Senior Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

1.	Commitments.

In connection with the Transactions, JPMCB (together with any other initial lender that becomes a party hereto, each an “Initial Lender” and, collectively, the “Initial Lenders”) is pleased to advise you of its commitment, jointly and severally, to (and hereby agree to provide the same percentage of any Incremental Term Loan Increase (as defined in the fee letter dated as of the date hereof by and among us and you (the “Fee Letter”)) provide 100% of the entire aggregate principal amount of the Incremental Term Facility, subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto.

2.	Titles and Roles.

It is agreed that (i) JPMCB will act as a lead arranger and bookrunner for the Incremental Term Facility (collectively with any other arrangers appointed pursuant to this Section 2, the “Lead Arrangers”); provided that JPMCB may provide any of its services as lead arranger and bookrunner through its affiliate, J.P. Morgan Securities LLC and (ii) JPMCB will act as administrative agent and collateral agent (in such capacity, the “Senior Administrative Agent”) for the Incremental Term Facility. It is further agreed that in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Incremental Term Facility, JPMCB shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement, with the remaining Lead Arrangers appearing to the right of JPMCB in an order determined by the Parent Borrower. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Incremental Term Facility unless you and we shall so agree; provided that (i) within fifteen (15) business days following the date hereof, you may appoint additional joint lead arrangers, co-agents, arrangers, bookrunners, managers or co-managers for the Incremental Term Facility and award such joint lead arrangers additional agent, co-agent, bookrunner, manager, co-manager titles or other titles in respect of the Incremental Term Facility in a manner and with economics determined by you in consultation with JPMCB (it being understood that, to the extent you appoint additional agents, co-agents, bookrunners, managers or co-managers or confer other titles in respect of the Incremental Term Facility, the commitments of JPMCB in respect of the Incremental Term Facility will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) and the economics awarded to such other arrangers shall be in proportion to their commitments assumed in respect of the Incremental Term Facility), with such reduction allocated to reduce the commitments of the Initial Lenders at such time on a pro rata basis according to the respective amount of their commitments, (ii) JPMCB shall have not less than 42.5% of the total economics for the Incremental Term Facility under the Fee Letter, and no Additional Arranger shall receive greater economics than JPMCB and (iii) upon the execution by any other lead arranger, agent, co-agent or bookrunner (and any relevant affiliate) of customary joinder documentation and a customary “sell-down” letter with JPMCB, each such financial institution (and any relevant affiliate) shall thereafter constitute a “Commitment Party” and a “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder).

3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), and you agree to use commercially reasonable efforts to provide the Initial Lenders with a period of fifteen (15) consecutive business days (provided that November 29, 2024 shall not be included as a “business day” for such purpose) (such period, the “Marketing Period”) following the receipt of the Information Memorandum (as defined below) prior to the Closing Date to syndicate the Incremental Term Facility (provided, further, that if the Marketing Period has not ended on or prior to August 16, 2024, the Marketing Period shall not commence earlier than September 3, 2024); provided that (a) we agree not to syndicate our commitments to Disqualified Lenders (as defined in the Existing Credit Agreement) and (b) notwithstanding the Lead Arrangers’ right to syndicate the Incremental Term Facility and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including, subject to the satisfaction of the conditions set forth herein, its obligation to fund the Incremental Term Facility on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Incremental Term Facility (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Incremental Term Facility, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) except as expressly provided in Section 2, no assignment or novation by any Initial Lender shall become effective as between you and the Initial Lenders with respect to all or any portion of any Initial Lender’s commitments in respect of the Incremental Term Facility until the initial funding of the Incremental Term Facility and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Incremental Term Facility and in no event shall the commencement or successful completion of syndication of the Incremental Term Facility constitute a condition to the availability of the Incremental Term Facility on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Incremental Term Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of Successful Syndication (as defined in the Fee Letter) and the 60th day after the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate (and not in contravention of the Acquisition Agreement (as defined in Exhibit A hereto)), the Target’s existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you, on the one hand, and the proposed Lenders, on the other hand (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, your using commercially reasonable efforts to ensure such contact between senior management of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Target to assist to the extent practical and appropriate and not in contravention of the Acquisition Agreement) in the preparation of the Information Materials (as defined below), (d) using your commercially reasonable efforts to procure, at your expense, prior to the commencement of the Marketing Period, ratings for the Incremental Term Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and an updated public corporate credit rating and public corporate family rating in respect of the Parent Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause the officers of the Target to be available for such meetings to the extent practical and appropriate and not in contravention of the Acquisition Agreement), (f) your using commercially reasonable efforts to provide prior to the commencement of the Marketing Period (i) customary pro forma financial statements of the Parent Borrower after giving effect to the Transactions (which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting) and (ii) customary forecasts of financial statements of the Companies for each quarter for the first twenty four months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Incremental Term Facility (collectively, the “Projections”) and (g) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of any of the Companies being offered, placed or arranged (other than any indebtedness of Target or any of its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement and indebtedness of the Borrowers and their subsidiaries under the revolving portion of the Existing Credit Agreement or otherwise in the ordinary course of business consistent with past practice) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Incremental Term Facility and you not entering into any amendment to the Existing Credit Agreement that would be materially adverse to the Commitment Parties. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Incremental Term Facility on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Incremental Term Facility, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you, the Target or your or their respective affiliates.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Incremental Term Facility in a form customarily delivered in connection with senior secured bank financings (which shall be limited to a presentation customarily used for incremental term loan financings for acquisitions of this type unless additional information is determined by the Lead Arrangers without your consent (but after consultation with you) to be reasonably necessary to ensure a Successful Syndication occurs) (the “Information Memorandum”) (such Information, Projections, other offering and marketing material and the Information Memorandum, collectively, with the Senior Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (“MNPI”) with respect to you, your affiliates, the Companies or your or their respective securities and who may be engaged in investment and other market related activities with respect to you, the Companies or your or their respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the request of the Lead Arrangers, you agree to assist (and to use commercially reasonable efforts to cause the Target to assist to the extent practical and appropriate and not in contravention of the Acquisition Agreement) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Incremental Term Facility that consists exclusively of information that is publicly available and/or does not include MNPI with respect to you, the Companies or any of your or their respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any MNPI and exculpate you, the Investors (as defined in the Existing Credit Agreement), the Companies and us with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).

You acknowledge and agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Incremental Term Facility’ terms and conditions, (c) drafts and final versions of the Incremental Term Facility Documentation and (d) publicly filed financial statements of the Companies and their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

4.	Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) (a) all material written information and written data, other than the Projections and other than information of a general economic or industry specific nature (the “Information”), that has been or will be made available to any Commitment Party by you or, at your direction, by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) and (b) the Projections contained in the Information Memorandum will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memorandum were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Target, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to Target and its subsidiaries, to your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging and syndicating the Incremental Term Facility, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memorandum without responsibility for independent verification thereof.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Senior Term Sheet and in the Fee Letter. Once paid, such fees shall not be refundable except as otherwise agreed in writing.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Incremental Term Facility on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto, and upon satisfaction (or waiver by all Commitment Parties) of such conditions, the initial funding of the Incremental Term Facility shall occur.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Incremental Term Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Borrowers, the Guarantors (as defined in the Existing Credit Agreement), the Companies, your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability and funding of the Incremental Term Facility on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined in the Existing Credit Agreement but with modifications to the representation in (i) Section 5.15 of the Existing Credit Agreement, so that such representation and warranty is also made on the Closing Date immediately after giving effect to the Transactions and (ii) Section 5.18 of the Existing Credit Agreement so that such representation and warranty also refers to the use or proceeds of the Incremental Term Facility on the Closing Date) and (ii) the terms of the Incremental Term Facility Documentation shall be in a form such that they do not impair the availability or funding of the Incremental Term Facility on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto are satisfied. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions.”

For the avoidance of doubt, compliance by you and/or your affiliates with the terms and conditions of this Commitment Letter (other than the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto) is not a condition to the Initial Lenders’ commitments to fund the Incremental Term Facility hereunder on the terms set forth herein.

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Incremental Term Facility, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, this Commitment Letter (including the Senior Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Incremental Term Facility or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each appropriate jurisdiction to the affected Indemnified Persons) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnified Person; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Senior Term Sheet, the Fee Letter or the Incremental Term Facility Documentation as determined by a court of competent jurisdiction in a final and non-appealable decision, or (iii) disputes between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Incremental Term Facility unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable decision) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties identified in the Senior Term Sheet and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Incremental Term Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Incremental Term Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Incremental Term Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other, materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) without in any way limiting the indemnification obligations set forth above, none of us, you, any of the Companies or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Incremental Term Facility and the use of proceeds thereunder), or with respect to any activities related to the Incremental Term Facility, including the preparation of this Commitment Letter, the Fee Letter and the Incremental Term Facility Documentation.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong-doing or a failure to act by or on behalf of any Indemnified Person.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Companies and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Companies and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Companies or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Companies. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Companies, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Companies, your and their respective management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Companies on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrowers or any of its affiliates in respect of any transaction related hereto)) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties are not providing any tax, accounting or legal advice in any jurisdiction. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

In addition, please note that JPMCB and/or its affiliates has been retained by the Parent Borrower as a financial advisor (in such capacity, the “Parent Borrower Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Parent Borrower Financial Advisor and/or its affiliates, on the one hand, including with respect to arranging or providing financing for a competing bidder, and, on the other hand, our and our affiliates’ relationships with you described and referred to herein. You acknowledge that, in such capacity, the Parent Borrower Financial Advisor may advise the Parent Borrower in other manners adverse to the interests of the parties hereto. Each of the parties hereto acknowledges (i) the retention of each of JPMCB and/or its affiliates as the Parent Borrower Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to the parties hereto on the part of the Parent Borrower Financial Advisor or its affiliates.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or this Commitment Letter, the Senior Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld or delayed), except (a) to the Investors, and to your and any of the Investors’ officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Incremental Term Facility or in connection with any required public filing relating to the Transactions, (ii) you may disclose the Senior Term Sheet and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrowers and the Incremental Term Facility and (iii) you may disclose the aggregate fee amount contained in the Fee Letter as part of generic disclosure in Projections, pro forma information or aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Incremental Term Facility or in any required public filing relating to the Transactions.

The Commitment Parties will use all confidential information provided to them by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Companies or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, violating any contractual or fiduciary confidentiality obligations owing to you, the Companies or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties or any of their affiliates, (f) to such Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) (i) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information or (ii) to lenders under the Existing Credit Agreement who are subject to the confidentiality provisions set forth in Section 10.08 of the Existing Credit Agreement, or (h) for purposes of enforcing its rights hereunder and in the Fee Letter in any legal proceedings and for purposes of establishing a defense in any legal proceedings. The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Incremental Term Facility upon the initial funding thereunder. The provisions of this paragraph shall terminate on the second anniversary of the date hereof.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter and/or any document to be signed in connection with this Commitment Letter and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, supersede all prior understandings, whether written or oral, among us with respect to the Incremental Term Facility and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU AND ANY OF YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR AND ITS OBLIGATIONS THEREUNDER AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE GOVERNING LAW OF THE ACQUISITION AGREEMENT AS IN EFFECT ON THE DATE HEREOF.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, notwithstanding that the availability and funding of the Incremental Term Facility is subject to conditions precedent, including the good faith negotiation of the Incremental Term Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any such New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

The Parent Borrower hereby appoints Burger King Company LLC, 5707 Blue Lagoon Drive, Miami, Florida 33126 as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby which may be instituted in any New York State court or Federal court of the United States of America sitting in New York County. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Parent Borrower.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Incremental Term Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality) shall automatically terminate and be superseded by the provisions of the Incremental Term Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Incremental Term Facility (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on January 16, 2024. The Initial Lenders’ respective commitments and the obligations of the Lead Arrangers hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Incremental Term Facility and (iii) 11:59 p.m., New York City time, on that date that is five business days after the “Termination Date” (as defined in the Acquisition Agreement as of the date hereof). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Lead Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Rupam Agrawal
	Name:	Rupam Agrawal
	Title:	Vice President

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

1011778 B.C. UNLIMITED LIABILITY COMPANY

By:	/s/ Max Thung
	Name:	Max Thung
	Title:	Treasurer

[Signature Page to Commitment Letter]

EXHIBIT A

Project Wonderland
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Parent Borrower intends to acquire (the “Acquisition”), directly or indirectly, the entity previously identified to the Commitment Parties by you as “Wonderland” (“Target”).

In connection with the foregoing, it is intended that:

(a) Pursuant to the Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Acquisition Agreement”) entered into with the Target and the other parties thereto, the Parent Borrower will indirectly acquire all of the issued and outstanding equity interests of Target through a merger of a newly formed subsidiary of the Parent Borrower with and into the Target in accordance with the terms of the Acquisition Agreement.

(b) The Borrowers will obtain a senior secured term facility denominated in U.S. dollars (the “Incremental Term Facility”) in an aggregate principal amount of $750 million, which will be documented as “Incremental Term Loans” under and as defined in the Credit Agreement, dated as of October 27, 2014, among the Borrowers, Holdings, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and swing line lender and each L/C issuer and lender from time to time party thereto (as amended by Amendment No. 1, dated as of May 22, 2015, Amendment No. 2, dated as of February 17, 2017, Incremental Facility Amendment, dated as of March 27, 2017, Incremental Facility Amendment No. 2, dated as of May 17, 2017, Incremental Facility Amendment No. 3 dated as of October 13, 2017, Amendment No. 3, dated October 2, 2018, Incremental Facility Amendment No. 4, dated as of September 6, 2019, Amendment No. 4, dated as of November 19, 2019, Amendment No. 5, dated as of April 2, 2020, Incremental Facility Amendment No. 5 and Amendment No. 6, dated as of December 13, 2021, Amendment No. 7, dated as of September 21, 2023 and Amendment No. 8 dated as of December 28, 2023, the “Existing Credit Agreement”).

(c) (x) All outstanding debt of the Target under its or its subsidiaries’ Credit Agreement, dated as of April 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified through the date hereof), will be repaid and the commitments thereunder terminated, and (y) the Target, Parent Borrower or any of their respective affiliates will make a “Change of Control” offer in accordance with the requirements of the indenture governing the Target’s 5.875% senior notes due 2029 (the “2029 Notes”) to purchase all notes validly tendered in the offer and will purchase or repurchase any and all notes validly tendered in such offer (collectively, the “Refinancing”)

(d) The proceeds of the Incremental Term Facility on the Closing Date, together with cash on hand of the Companies, will be applied (i) to pay the consideration in connection with the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.”

A-1

EXHIBIT B

Project Wonderland
$750,000,000 Incremental Term Facility
Summary of Principal Terms and Conditions 1

Borrowers:	The Borrowers.
Transactions:	As set forth in Exhibit A to the Commitment Letter.
Administrative Agent and Collateral Agent:	JPMorgan Chase Bank, N.A. will act as sole administrative agent and sole collateral agent (in such capacities, the “Senior Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrowers (excluding any Disqualified Lender) with respect to the Incremental Term Facility (as defined below) (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.
Lead Arrangers and Bookrunners:	JPMCB, together with any other entities appointed pursuant to Section 2 of the Commitment Letter, will act as lead arrangers and bookrunners for the Incremental Term Facility (collectively, the “Lead Arrangers”), and will perform the duties customarily associated with such roles.
Incremental Term Facility:	A senior secured term loan facility denominated in dollars (the “Incremental Term Facility”) in an aggregate principal amount of $750 million minus the aggregate principal amount of the 2029 Notes that remain outstanding on the Closing Date after giving effect to the Refinancing and that have not been called for redemption (the “Closing Date 2029 Notes Balance”) (provided that there shall be no such reduction for any amounts for which the Parent Borrower has provided notice to the Lead Arrangers of its intent to issue a notice of redemption as contemplated by paragraph 2 of Exhibit C to the Commitment Letter) plus, at the Borrowers’ election, an amount sufficient to fund any OID or upfront fees required to be funded in connection with the “flex” provisions in the Fee Letter (the loans thereunder, the “Incremental Term Loans”). At the option of the Borrowers, the Incremental Term Loans may take the form of an increase (the “Add-On Term Loans”) in the existing class of term loans under the Existing Credit Agreement on the Closing Date (the “Existing Term Loans”) so long as such Add-On Term Loans would be fungible with the Existing Term Loans for U.S. federal income tax purposes.
Purpose:	The proceeds of borrowings under the Incremental Term Facility will be used by the Borrowers on the Closing Date, together with cash on hand at the Companies, to pay the Acquisition Costs.
Availability:	The Incremental Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Incremental Term Facility that are repaid or prepaid may not be reborrowed.
Interest Rates and Fees:	As set forth on Annex I hereto.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Senior Term Sheet is attached, including Exhibit A thereto.

Default Rate:	Same as the Existing Credit Agreement.
Final Maturity and Amortization:	Commencing on the first full fiscal quarter ended after the Closing Date, the Incremental Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% of the original principal amount of the Incremental Term Facility, with the balance payable on the maturity date thereof (provided that if the Incremental Term Facility is in the form of an add-on to the Existing Term Loans, each amortization for the Existing Term Loans will be increased in the same proportion as the amount of the Existing Term Loans plus the amount of the Incremental Term Facility bears to the amount of the Existing Term Loans on the date of funding). The Incremental Term Facility will mature on September 21, 2030.
Guarantees:	Same as the Existing Credit Agreement; provided that any guarantees required to be provided by the Target and its subsidiaries shall be provided on the timeframes set forth in the Existing Credit Agreement.
Security:	Same as the Existing Credit Agreement; provided that any security interests required to be granted by the Target and its subsidiaries shall be provided on the timeframes set forth in the Existing Credit Agreement.
Mandatory Prepayments:	Same as applicable to the Existing Term Loans.
Voluntary Prepayments and Reductions in Commitments:	Same as applicable to the Existing Term Loans (except as provided below).
Repricing Premium:	If the Incremental Term Loans are not in the form of Add-On Term Loans, then prior to the six-month anniversary of the Closing Date, in the event all or any portion of the Incremental Term Loans are subject to a Repricing Transaction (as defined in the Existing Credit Agreement), the Borrowers shall be required to pay a premium equal to 1.00% of the Incremental Term Loans subject to such Repricing Transaction.
Documentation:	The Incremental Term Facility will be documented as an “Incremental Term Loan” (under and as defined in the Existing Credit Agreement) under the Existing Credit Agreement, pursuant to pursuant to an amendment or amendment and restatement to the Existing Credit Agreement to be entered into on the Closing Date (the “Incremental Term Amendment”, together with the Loan Documents (as defined in the Existing Credit Agreement), the “Incremental Term Facility Documentation”). Except as otherwise expressly set forth herein, the Incremental Term Facility shall have the same terms as the Existing Term Loans.
Representations and Warranties:	Same as the Existing Credit Agreement (except as noted in the Commitment Letter with respect to the Specified Representations).
Conditions to Initial Borrowing:	The availability of the initial borrowing under the Incremental Term Facility on the Closing Date will be subject solely to (a) the conditions set forth in Exhibit C to the Commitment Letter, (b) delivery of a customary borrowing notice and (c) the accuracy of representations and warranties in all material respects (subject to the Certain Funds Provisions).

Affirmative Covenants:	Same as the Existing Credit Agreement.
Negative Covenants:	Same as the Existing Credit Agreement.
Financial Maintenance Covenant:	None.
Unrestricted Subsidiaries:	Same as the Existing Credit Agreement.
Events of Default:	Same as the Existing Credit Agreement.
Voting:	Same as the Existing Credit Agreement.
Cost and Yield Protection:	Same as the Existing Credit Agreement.
Assignments and Participations:	Same as the Existing Credit Agreement.
Expenses and Indemnification:	Same as the Existing Credit Agreement.
Governing Law and Forum:	New York.
Counsel to the Senior Administrative Agent, the Lead Arrangers and the Bookrunners:	Latham & Watkins LLP.

ANNEX I to
EXHIBIT B

Interest Rates:

Initially, the interest rates under the Incremental Term Facility will be, at the option of the Borrowers, the Adjusted Term SOFR Rate (as defined in the Existing Credit Agreement) plus 2.25% or the Base Rate (as defined in the Existing Credit Agreement) plus 1.25%.

The Borrowers may elect interest periods of 1, 3 or 6 months for Adjusted Term SOFR Rate borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate Loans where the applicable rate is determined pursuant to clause (1)(a) of the definition of Base Rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on the Adjusted Term SOFR Rate, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the Base Rate, quarterly in arrears and on the applicable maturity date.

With respect to the Incremental Term Loans, there shall be a minimum Adjusted Term SOFR Rate of 0.00% per annum.

ANNEX I to EXHIBIT B

EXHIBIT C

Project Wonderland
Summary of Additional Conditions2

The initial borrowings under the Incremental Term Facility shall be subject to the following conditions:

1.	The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Incremental Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any amendments, consents or waivers by you thereto that are materially adverse to the Lenders or the Lead Arrangers, without the prior consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any reduction in the purchase price of, or consideration for, the Acquisition is not material and adverse to the interests of the Lenders or the Lead Arrangers, but any reduction in the cash consideration in excess of 15% shall be applied to reduce the Incremental Term Facility and (b) any amendment to the definition of “Company Material Adverse Effect” is materially adverse to the interests of the Lenders and the Lead Arrangers).

2.	(a) The Refinancing shall have been consummated, or substantially simultaneously with the initial borrowing under the Incremental Term Facility, shall be consummated and (b) the Parent Borrower shall have provided notice to the Lead Arrangers of the aggregate principal amount of the Closing Date 2029 Notes Balance for which the Parent Borrower intends to issue a notice of redemption pursuant to the indenture governing the 2029 Notes.

3.	No Company Material Adverse Effect (as defined in the Acquisition Agreement) will have occurred after the date of the Acquisition Agreement that is continuing.

4.	The Senior Administrative Agent and the Lead Arrangers shall have received at least 2 business days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least 10 business days prior to the Closing Date by the Senior Administrative Agent or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

5.	Subject in all respects to the Certain Funds Provisions, the execution and delivery of (i) the Incremental Term Amendment by Holdings and the Borrowers, which shall be consistent with the Commitment Letter and Senior Term Sheet, (ii) a customary reaffirmation of guarantees and security interests by all Loan Parties and (iii) customary legal opinions, customary evidence of authorization and customary officer’s certificates of the Loan Parties (or, in the case of secretary’s certificates of the Loan Parties, resolutions and certifications that the organizational documents of such Loan Parties previously delivered to the Administrative Agent have not been modified), good standing certificates (to the extent applicable) in the jurisdiction of organization of each Loan Party and a solvency certificate of the Parent Borrower’s chief financial officer or other officer with equivalent duties in substantially the form of Annex I hereto.

6.	The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Parent Borrower’s or the Target’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

[2]	Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1

7.	The Lead Arrangers shall have received (a) the audited consolidated balance sheets of the Parent Borrower (or any direct or indirect parent thereof) and the Target and related statements of income, changes in equity and cash flows of the Parent Borrower (or any direct or indirect parent thereof) and the Target for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Parent Borrower (or any direct or indirect parent thereof) and the Target for each of the first three subsequent fiscal quarters after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date; provided that the filing of the required financial statements on form 10-K and form 10-Q within such time periods by the Parent Borrower (or any direct or indirect parent thereof) or the Target will satisfy the requirements of this Paragraph. The Lead Arrangers hereby acknowledge that they have received the financial statements (1) described in clause (a) for the Parent Borrower (or any direct or indirect parent thereof) for the fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020, (2) described in clause (a) for the Target for the fiscal years ended January 1, 2023, January 2, 2022 and January 3, 2021, (3) described in clause (b) for the Parent Borrower (or any direct or indirect parent thereof) for the fiscal quarter ended September 30, 2023 and (4) described in clause (b) for the Target for the fiscal quarter ended October 1, 2023.

8.	All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Incremental Term Facility, have been paid (which amounts may be offset against the proceeds of the Incremental Term Facility).

C-2

ANNEX I to
EXHIBIT C

[PARENT BORROWER]

SOLVENCY CERTIFICATE

[      ], 2024

Pursuant to Section [  ] of the Amendment, among [   ], the undersigned [chief financial officer] [other officer with equivalent duties] of the Parent Borrower hereby certify as of the date hereof, solely on behalf of the Parent Borrower and not in their individual capacity and without assuming any personal liability whatsoever, that:

1. I am familiar with the finances, properties, businesses and assets of the Parent Borrower and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of the Parent Borrower and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of the Parent Borrower and its Subsidiaries.

2. On the Closing Date, after giving effect to the Transactions, the Parent Borrower and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Amendment or the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

Annex I to Exhibit C-1

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[PARENT BORROWER]

By:
Name:
Title:

Annex I to Exhibit C-2